Exhibit 99



FOR MORE INFORMATION CONTACT:                        FOR IMMEDIATE RELEASE
ROBERT R. SUDBROOK, PRESIDENT AND CEO                OCTOBER 22, 1997
GREGORY P. NIESEN, VICE PRESIDENT AND CFO
GLENWAY FINANCIAL CORPORATION
(513) 922-5959



                                GLENWAY FINANCIAL
                          DECLARES 2-FOR-1 STOCK SPLIT
                         AND FIRST QUARTER CASH DIVIDEND



CINCINNATI, OHIO, OCTOBER 22, 1997. Glenway Financial Corporation's Board of Directors declared a stock split to shareholders of record November 1, 1997. Under the terms of this stock split, Glenway shareholders will receive two shares for every one share held on the record date. The stock distribution date is November 17, 1997. Glenway also declared a dividend of $.20 per share on its common stock outstanding prior to the stock split. The dividend is payable on November 14, 1997, to shareholders of record October 31, 1997.

Robert R. Sudbrook, President and CEO, stated that "The Board of Directors has declared this stock split in recognition of the financial performance of the Company since the acquisition of the Glenway Loan and Deposit Company in a merger-conversion. The book value of the corporation has increased approximately 90% since that time." Mr. Sudbrook added, "The stock split will increase the number of shares of Glenway stock outstanding and enhance the liquidity of our stock."

Glenway Financial Corporation is the holding company for Centennial Savings Bank. The common stock of Glenway Financial is publicly traded under the symbol "GFCO" on the Nasdaq National Market.